September 18, 1997
Mr. John Costello, Assistant Treasurer
Fidelity Advisor Series V (the trust)
Fidelity Advisor Natural Resources Fund (the fund)
82 Devonshire Street
Boston, Massachusetts 02109
Dear Mr. Costello:
Fidelity Advisor Series V (the "Trust") is a Massachusetts business trust created as Plymouth Investment Tax-Exempt Series, under a written Declaration of Trust executed and delivered in Boston, Massachusetts on April 23, 1986. The Trust's name was changed by majority vote of the Trustees on June 27, 1986 to Plymouth Tax
Free Fund and was again changed to Plymouth Municipal Fund on
February 27, 1987.  By majority vote of the Trustees on October
23, 1987, the Trust's name was again changed to Plymouth
Investment Series.  On July 18, 1991, by majority vote of the
Trustees, the Trust's name changed again to Fidelity Investment
Series.  An amendment to the Declaration of Trust was filed with the office of the Secretary of the Commonwealth on January 8,
1992.  The Trust's name was again changed by a majority vote of the Board of Trustees to Fidelity Advisor Series V on April 15,
1993, and a supplement to the Declaration of the Trust was
executed on May 3, 1993, and filed with the office of the Secretary of the Commonwealth on May 5, 1993. An Amended and Restated Declaration of Trust, dated March 16, 1995 was filed with the office of the Secretary of the Commonwealth of Massachusetts on
April 12, 1995.
I have conducted such legal and factual inquiry as I have deemed necessary for the purpose of rendering this opinion.
Capitalized terms used herein, and not otherwise herein defined, are used as defined in the Declaration of Trust.
Under Article III, Section 1, of the Declaration of Trust, the beneficial interest in the trust shall be divided into such transferable Shares of one or more separate and distinct Series as the trustees shall from time to time create and establish.  The number of Shares is unlimited and each Share shall be without par value and shall be fully paid and non assessable. The trustees shall have full power and authority, in their sole discretion and without obtaining any prior authorization or vote of the Shareholders of the trust to create and establish (and to change in any manner) Shares with such preferences, voting powers, rights, and privileges as the trustees may from time to time determine, to divide or combine the Shares into a greater or lesser number, to classify or reclassify any issued Shares into one or more Series of Shares, to abolish any one or more Series of Shares, and to take such other action with respect to the Shares as the trustees may deem desirable.
Under Article III, Section 4, the trustees shall accept investments in the trust from such persons and on such terms as they may from time to time authorize.  Such investments may be in the form of cash or securities in which the appropriate Series is authorized to invest, valued as provided in Article X, Section 3. After the date of the initial contribution of capital, the number of Shares to represent the initial contribution may in the trustees' discretion be considered as outstanding and the amount received by the trustees on account of the contribution shall be treated as an asset of the trust. Subsequent investments in the trust shall be credited to each Shareholder's account in the form of full Shares of the trust at the Net Asset Value per Share next determined after the investment is received; provided, however, that the trustees may, in their sole discretion, (a) impose a sales charge upon investments in the trust and (b) issue fractional Shares.
By a vote adopted on April 24, 1986, and amended on October 29,
1987, the Board of Trustees authorized the issue and sale, from time to time, of an unlimited number of shares of beneficial interest of the trust in accordance with the terms included in the current Registration Statement and subject to the limitations of the Declaration of Trust and any amendments thereto.
I understand from you that, pursuant to Rule 24f-2 under the
Investment Company Act of 1940, the trust has registered an
indefinite amount of shares of beneficial interest under the
Securities Act of 1933. I further understand that, pursuant to the provisions of Rule 24f-2, the trust intends to file with the Securities and Exchange Commission a Notice making definite the registration of 10,816,120 shares of the trust (the "Shares") sold in reliance upon Rule 24f-2 during the fiscal year ended July 31,
1997.
I am of the opinion that all necessary trust action precedent to the issue of Shares has been duly taken, and that all the Shares were legally and validly issued, and are fully paid and non assessable, except as described in the funds' Statement of Additional
Information under the heading "Shareholder and Trustee Liability Massachusetts Trust." In rendering this opinion, I rely on the representation by the trust that it or its agent received consideration for the Shares in accordance with the Declaration of Trust and I express no opinion as to compliance with the Securities Act of
1933, the Investment Company Act of 1940 or applicable state
"Blue Sky" or securities laws in connection with sales of the
Shares.
I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with a Rule 24f-2 Notice which you are about to file under the 1940 Act with said
commission.
Sincerely,
/s/ Arthur S. Loring
Arthur S. Loring
Vice President- Legal